SUB-ITEM 77C

(a1) The Special Shareholders' Meeting of the AAL Variable Product International Stock Portfolio of the AAL Variable Product Series Fund, Inc. on August 14, 1998

(b1) n/a

(c1) RESOLVED: a majority vote of The AAL Variable Product International Stock shareholders agreed to a new sub-advisory agreement by and amoung the Fund, Aid Associtiona for Lutherans and Oechsle International Advisors, LCC

                    Actual Votes
                    Received from       Echo Vote of        Unit           Echo Vote of        Total
                    Contract Owners     Unvoted Units       Summary        of Fund Shares      Votes
                    -----------------   ----------------    -----------    -----------------   ---------

For                 103,793.575         77,795.100          181,588.763    180,900.759         544,078.197

Against             934.320             700.029             1,634.006      1,627.815           4,896.170

Abstained           10,720.36           8,035.198           18,755.723     18,684.661          56,195.942
                    -----------------   ----------------    -----------    -----------------   ----------
Total Votes         115,448.255         86,530.327          201,978.492    201,213.235         605,170.309

% of votes          19.08               14.30               33.37          33.25               100.00

(d1) n/a





(a2) The Special Shareholders' Meeting of the AAL Variable Product Series Fund, Inc. on October 30, 1998

(b2) n/a

(c2) RESOLVED:  The next item of business was the election of seven Directors.

                         Shares              Total               Percentage
Nominee                  voted for           Shares voted        voted for
-------------            ----------------    ----------------    ---------------
Ronald G. Anderson       36,995,976.513      37,430,833.838      98.83%

Richard L. Gady          37,001,327.140      37,430,833.788      98.85%

Lawrence M. Woods        37,004,675.012      37,430,833.788      98.86%

F. Gregory Campbell      36,992,690.078      37,430,833.788      98.82%

John O. Gilbert          37,023,177.083      37,430,833.788      98.91%

Steven A. Weber          36,992,559.312      37,430,833.788      98.82%

Edward W. Smeds          36,965,926.332      37,430,833.788      98.75%

(d2) n/a





(a3) The Special Shareholders' Meeting of the AAL Variable Product Series Fund, Inc. on October 30, 1998

(b3) n/a

(c3) RESOLVED: the ratificcation of Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 1998

                   # of shares         % of
                    outstanding         shares
                    -------------       -------
For                 36,742,099.078      98.16%

Against             99,017.801          0.26%

Abstained           589,716.909         1.58%
                    -------------       -------
                    37,430,833.788      100.00%

(d3) n/a